Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Palisade Bio, Inc.

Carlsbad, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 17, 2022, relating to the consolidated financial statements of Palisade Bio, Inc. (the “Company”), which is incorporated by reference in the Registration Statement on Form S-1 (No. 333-265769). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BDO USA, LLP

San Diego, California

August 11, 2022